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            EXHIBIT 23.2     CONSENT OF KPMG LLP





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                       INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
EFC Bancorp, Inc.:

We consent to the use of our report incorporated herein by reference in the registration statement on Form S-8 of EFC Bancorp, Inc. of our report dated March 3, 2000, relating to the consolidated balance sheets of EFC Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Form 10-K filed by EFC Bancorp, Inc.


/s/ KPMG LLP

Chicago, Illinois
October 27, 2000